Exhibit 99.1

Bristol-Myers Squibb Reports Fourth Quarter and Full Year Financial Results for 2019

•	Reports Fourth Quarter Revenues of $7.9 Billion; $26.1 Billion for Full Year

•	Posts Fourth Quarter GAAP Loss Per Share of $0.55 and Non-GAAP EPS of $1.22

•	Completes Acquisition of Celgene; Integration and Synergy Capture on Track

•	Presents Important New Data from Leading Hematology Portfolio at ASH Annual Meeting

•	Announces Two U.S. FDA Filing Acceptances for Opdivo plus Yervoy Regimen

•	Announces $5 Billion Increase to Share Repurchase Authorization

•	Provides Financial Guidance for 2020 and 2021

(NEW YORK, February 6, 2020) - Bristol-Myers Squibb Company (NYSE:BMY) today reports results for the fourth quarter and full year of 2019, which highlight continued strong sales and robust operating performance, along with the ongoing advancement of the company’s pipeline.

“By all measures, 2019 was a transformative year for Bristol-Myers Squibb as we progressed our strategy through the acquisition of Celgene, delivered strong operational and financial performance, and continued to drive important science for patients,” said Giovanni Caforio, M.D., chairman and chief executive officer, Bristol-Myers Squibb. “With an expanded portfolio of high-performing brands, eight potential commercial launch opportunities, a deep and broad early pipeline, and the financial flexibility to continue to invest in innovation, the company enters 2020 uniquely positioned to transform patients’ lives through science and create long-term sustainable growth.”

	Fourth Quarter
$ amounts in millions, except per share amounts
	2019*	2018	Change
Total Revenues	$7,945	$5,973	33%
GAAP Diluted EPS	(0.55)	0.71	N/A
Non-GAAP Diluted EPS	1.22	0.94	30%

	Full Year
$ amounts in millions, except per share amounts
	2019*	2018	Change
Total Revenues	$26,145	$22,561	16%
GAAP Diluted EPS	2.01	3.01	(33)%
Non-GAAP Diluted EPS	4.69	3.98	18%
*Includes Celgene results from November 20, 2019 through December 31, 2019.

FOURTH QUARTER FINANCIAL RESULTS
All comparisons are made versus the same period in 2018 unless otherwise stated.

•
Bristol-Myers Squibb posted fourth quarter revenues of $7.9 billion, an increase of 33%, primarily due to the Celgene acquisition (closed on November 20, 2019). Revenues increased 34% when adjusted for foreign exchange impact.

•
U.S. revenues increased 42% to $4.8 billion in the quarter. International revenues increased 21% to $3.2 billion in the quarter. When adjusted for foreign exchange impact, international revenues increased 23%.

•	Gross margin as a percentage of revenue decreased from 72.0% to 68.6% in the quarter primarily due to unwinding of inventory purchase price accounting adjustments, partially offset by product mix.

•	Marketing, selling and administrative expenses increased 30% to $1.7 billion in the quarter primarily due to $400 million costs associated with the Celgene acquisition.

•	Research and development expenses increased 52% to $2.1 billion in the quarter primarily due $500 million related to the Celgene acquisition.

•	Amortization of acquired intangible assets was $1.1 billion in the quarter primarily due to the Celgene acquisition.

•
Income taxes were $931 million despite pre-tax loss of $129 million in the current quarter primarily due to the Otezla® (apremilast) divestiture, certain non-deductible expenses and purchase price adjustments. The effective tax rate was 23.1% in the same period a year ago.

•
The company reported net loss attributable to Bristol-Myers Squibb of $1.1 billion, or $0.55 per share, in the fourth quarter, compared to net earnings of $1.2 billion, or $0.71 per share, for the same period a year ago. The results in the current quarter include costs and expenses resulting from purchase price accounting, contingent value right fair value adjustments and other acquisition and integration expenses.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $2.4 billion, or $1.22 per share, in the fourth quarter, compared to net earnings of $1.5 billion, or $0.94 per share, for the same period a year ago. A discussion of the non-GAAP financial measures is included under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable debt securities were $16.2 billion and debt was $46.7 billion, as of December 31, 2019.

ACQUISITION OF CELGENE CORPORATION

•
In November, the company announced the completion of its acquisition of Celgene Corporation following the receipt of regulatory approval from all government authorities required by the merger agreement. (link)

•
As announced in August 2019, in connection with the regulatory approval process of the acquisition of Celgene, Celgene entered into an agreement to divest the global rights to Otezla® to Amgen Inc. for $13.4 billion in cash. On November 21, 2019, the Otezla® divestiture was completed.

Otezla® is a trademark of Amgen Inc.

FOURTH QUARTER PRODUCT AND PIPELINE UPDATE
Product Revenue Highlights
Global product revenue increases in the fourth quarter of 2019, as compared to the fourth quarter of 2018, drove revenue increases.

Product	Quarter Ended December 31, 2019	% Change from Quarter Ended December 31, 2019
Eliquis	$2,034	19%
Opdivo	$1,763	(2)%
Revlimid*	$1,299	N/A
Orencia	$792	8%
Pomalyst/Imnovid*	$322	N/A
Sprycel	$549	2%
Yervoy	$385	Unchanged
Abraxane*	$166	N/A
Empliciti	$94	36%
* Represents product revenues for Celgene products only from November 20, 2019, which was the date of the closing of the acquisition, through December 31, 2019. See “Worldwide Product Revenue,” which is available on bms.com/investors, for information on the revenue for these products and other products of the company and Celgene presented on a quarterly basis for 2018 and 2019.

Oncology
Opdivo
Regulatory

•
In January, the company announced that the U.S. Food and Drug Administration (U.S. FDA) has accepted for priority review its supplemental Biologics License Application (sBLA) for Opdivo plus Yervoy for the first-line treatment of patients with metastatic or recurrent NSCLC with no EGFR or ALK genomic tumor aberrations with an FDA action date of May 15, 2020.

•
In January, the company announced that it has withdrawn its European application for Opdivo (nivolumab) plus Yervoy (ipilimumab) for the first-line treatment of advanced non-small cell lung cancer (NSCLC).

•
In November, the company announced that the U.S. FDA accepted its sBLA and granted Breakthrough Therapy Designation for Opdivo plus Yervoy for the treatment of patients with advanced hepatocellular carcinoma (HCC) previously treated with sorafenib with an FDA action date of March 10, 2020.

Clinical

•
In November, the company announced results from CheckMate -915, a randomized Phase 3 study evaluating Opdivo plus Yervoy versus Opdivo alone for the adjuvant treatment of patients who have had a complete surgical removal of stage IIIb/c/d or stage IV (no evidence of disease) melanoma.  The study did not meet one of its co-primary endpoints of recurrence-free survival (RFS) in patients whose tumors expressed PD-L1 <1%. The study will continue to assess the other co-primary endpoint of RFS in the intent-to-treat population. (link)

Cardiovascular
Eliquis
Clinical

•
In November, the company and its alliance partner Pfizer announced the initiation of a new randomized, controlled study, GUARD-AF (ReducinG stroke by screening for UndiAgnosed atRial fibrillation in elderly inDividuals). (link)

Immunology
Orencia
Regulatory

•
In December, the company announced that the U.S. FDA granted Breakthrough Therapy Designation for Orencia (abatacept) for the prevention of moderate to severe acute graft-versus-host disease in hematopoietic stem cell transplants from unrelated donors.

Clinical

•
In November, at the 2019 American College of Rheumatology and Association of Rheumatology Professionals Annual Meeting, the company announced new data from the randomized Phase IIIb Assessing Very Early Rheumatoid arthritis Treatment (AVERT)-2 trial exploring de-escalation of therapy in early, seropositive rheumatoid arthritis patients who achieved sustained Simplified Disease Activity Index remission following induction with Orencia and methotrexate. (link)

Hematology
Conferences
In December, at the 2019 American Society of Hematology (ASH) Annual Meeting, the company announced important new data and analysis from its hematology portfolio:

•
QUAZAR AML-001: a study evaluating investigational agent CC-486 as maintenance therapy in a broad population of patients with front-line, newly diagnosed acute myeloid leukemia who have achieved complete remission with intensive induction chemotherapy. (link)

•	TRANSCEND NHL 001: an evaluation of lisocabtagene maraleucel (liso-cel) in patients with in relapsed/refractory large B-cell lymphomas. (link)

•	TRANSCEND CLL 004: a study evaluating liso-cel in relapsed or refractory chronic lymphocytic leukemia or small lymphocytic lymphoma. (link)

•
PILOT: a study evaluating liso-cel in second-line patients with relapsed or refractory large B-cell non-Hodgkin’s lymphoma patients who were ineligible for high-dose chemotherapy and hematopoietic stem cell transplant. (link)

•	An analysis of patients with relapsed/refractory large B-cell non-Hodgkin lymphoma who received liso-cel in the outpatient setting across three studies. (link)
The following data were also presented at the ASH Annual Meeting by the company and its partners:

•
The company and its partner Acceleron Pharma Inc. presented data evaluating Reblozyl in patients with anemia associated with a range of serious and rare blood diseases. Data included the initial results from a Phase 2 study in myelofibrosis-associated anemia, and long-term results from two pivotal Phase 3 studies-the MEDALIST study in adult patients with anemia associated with very low to intermediate-risk myelodysplastic syndromes (MDS) who have ring sideroblasts and require red blood cell (RBC) transfusions, and the BELIEVE study in adult patients with anemia associated with beta thalassemia who require regular RBC transfusions. (link)

•
The company and its partner bluebird bio, Inc. presented updated safety and efficacy results from the ongoing Phase 1 study, CRB-402, evaluating bb21217, an investigational BCMA-targeted chimeric antigen receptor (CAR) T cell therapy being studied in patients with relapsed/refractory multiple myeloma. (link)

•	The company and its alliance partner Pfizer announced results from retrospective real-world data analyses reporting outcomes on the safety and effectiveness of Eliquis (apixaban) compared to low molecular weight heparin or warfarin for the treatment of venous thromboembolism in patients with active cancer. (link)

Revlimid
Regulatory

•
In December, the company announced that the European Commission approved a new indication for Revlimid (lenalidomide), in combination with rituximab, for the treatment of adult patients with previously treated follicular lymphoma.

Reblozyl
Regulatory

•
In November, Celgene and partner Acceleron Pharma Inc. announced the FDA approved Reblozyl for the treatment of anemia in adult patients with beta thalassemia who require regular red blood cell transfusions. The company is also seeking approval of Reblozyl for the treatment of anemia in adult patients with very low- to intermediate-risk myelodysplastic syndromes (MDS) who have ring sideroblasts and require red blood cell (RBC) transfusions and has an FDA action date of April 4, 2020.

Clinical

•
In January, the company and its partner Acceleron Pharma Inc. announced that the New England Journal of Medicine published results from MEDALIST, the pivotal Phase 3 study evaluating the use of Reblozyl to treat anemia in patients with very low- to intermediate-risk MDS who have ring sideroblasts and require RBC transfusions, and who had failed, were intolerant to, or ineligible for/unlikely to respond to treatment with erythropoiesis-stimulating agents. (link)

ide-cel
Clinical

•
In December, the company and its partner bluebird bio, Inc. announced that KarMMa, a pivotal, open-label, single arm, multicenter, Phase 2 study evaluating ide-cel (bb2121) in patients with R/RMM, met its primary endpoint and key secondary endpoint. (link)

liso-cel
Regulatory

•
In December, the company announced the submission of its Biologics License Application (BLA) to the U.S. FDA for liso-cel, its autologous anti-CD19 CAR T-cell immunotherapy for the treatment of adult patients with relapsed or refractory large B-cell lymphoma after at least two prior therapies.

BUSINESS DEVELOPMENT UPDATE

•
In February, the company and its partner BioMotiv announced the launch of Anteros Pharmaceuticals, a biotechnology company focused on developing a new class of drugs for fibrotic and other inflammatory diseases, as part of its strategic partnership agreement.

•	In January, the company and its partner Nektar Therapeutics announced that the companies amended the strategic collaboration agreement for bempegaldesleukin plus Opdivo.

•	In January, the company announced that it completed the divestiture of its oral solid, biologics, and sterile product manufacturing and packaging facility in Anagni, Italy, to Catalent Inc.

CAPITAL ALLOCATION

Bristol-Myers Squibb maintains a balanced approach to capital allocation focused on future business development and sourcing external innovation as a priority, de-leveraging in the near term to maintain strong investment grade credit ratings and less than 1.5x debt/EBITDA by 2023, planning for annual dividend increases, subject to board approval, and disciplined share repurchases.
In that context, the company today announced its board of directors approved an increase of $5 billion to the share repurchase authorization for the company’s common stock. This is incremental to the current share repurchase program announced in October 2016 under which the company has approximately $1 billion remaining and increases the company’s total outstanding share repurchase authorization under the company’s share repurchase program to approximately $6 billion.
The specific timing and number of shares repurchased will be determined by the company’s management at its discretion and will vary based on market conditions, securities law limitations and other factors. The share repurchase program does not obligate the company to repurchase any specific number of shares, does not have a specific expiration date and may be suspended or discontinued at any time. The repurchases may be effected through a combination of one or more open market repurchases, privately negotiated transactions, transactions structured through investment banking institutions and other derivative transactions.

FINANCIAL GUIDANCE

Bristol-Myers Squibb is providing 2020 GAAP EPS guidance range of $0.75 to $0.95 and non-GAAP EPS guidance range of $6.00 to $6.20. In addition, the company is providing for 2021, a non-GAAP EPS guidance range of $7.15 to $7.45. Both GAAP and non-GAAP guidance for 2020 and non-GAAP guidance for 2021 includes the impact of the Celgene acquisition and the Otezla divestiture and assume current exchange rates. Key 2020 GAAP and non-GAAP line-item guidance assumptions are:

	GAAP	non-GAAP
Revenue	$40.5B - $42.5B	$40.5B - $42.5B
Gross margin as a percentage of revenue	Approximately 74%	Approximately 80%
Marketing, selling, and administrative expenses	$6.8B - $7.0B	$6.8B - $7.0B
Research and development expenses	$10.1B - $10.3B	$9.6B - $9.8B
Other (income)/expense	$0.6B - $0.7B	($0.1B) - ($0.2B)
Effective tax rate	Approximately 43%	Approximately 17%
Weighted average diluted shares	Approximately 2.3 Billion	Approximately 2.3 Billion
EPS guidance	$0.75 - $0.95	$6.00 - $6.20

The financial guidance excludes the impact of any potential future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. The 2020 and 2021 non-GAAP EPS guidance further excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” A reconciliation of non-GAAP financial measures to the most comparable GAAP measure and the reasons why management believes the use of these measures is important are provided in supplemental materials available on the company’s website. For 2021 non-GAAP EPS guidance, there is no reliable or reasonably estimable comparable GAAP measure as discussed below. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

There will be a conference call on February 6 at 8:30 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by calling the U.S. toll free 888-204-4368 or international 786-789-4797, confirmation code: 5605395. Materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 11:45 a.m. ET on February 6, 2019 through 11:45 a.m. ET on February 20, 2020. The replay will also be available through http://investor.bms.com or by calling the U.S. toll free 888-203-1112 or international 719-457-0820, confirmation code: 5605395.

For more information, contact:
Media: 609-252-3345, media@bms.com
Investor Relations: Tim Power, 609-252-7509, timothy.power@bms.com; Nina Goworek, 908-673-9711, ngoworek@celgene.com.

Use of Non-GAAP Financial Information
This earnings release contains non-GAAP financial measures, including non-GAAP earnings and related EPS information that are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are available on the company’s website at www.bms.com.

These non-GAAP items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets beginning in the fourth quarter of 2019, including product rights that generate a significant portion of our ongoing revenue, unwind of inventory fair value adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges or other income resulting from up-front or contingent milestone payments in connection with the acquisition or licensing of third-party intellectual property rights, costs of acquiring a priority review voucher, divestiture gains or losses, stock compensation resulting from accelerated vesting of Celgene awards, certain retention-related compensation charges related to the Celgene acquisition, pension, legal and other contractual settlement charges, interest expense on the notes issued in May 2019 prior to our acquisition of Celgene and interest income earned on the net proceeds of those notes and amortization of fair value adjustments of debt assumed from Celgene, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. This earnings release also provides international revenues excluding the impact of foreign exchange.

Non-GAAP information is intended to portray the results of the company’s baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information is an indication of the company’s baseline performance before items that are considered by us to not be reflective of the company’s ongoing results. In addition, this information is among the primary indicators that we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Amortization of acquired intangible assets were previously included in non-GAAP earnings and EPS information. These amounts have become significant to the financial results subsequent to the Celgene acquisition and as a result, have been excluded in the non-GAAP results to better reflect our core operating performance. Comparable prior period non-GAAP results have not been revised to include this adjustment as the related amounts were insignificant ($97 million in 2018).

In connection with presenting our outlook, we are also providing non-GAAP EPS guidance for 2021. There is no reliable or reasonably estimable comparable GAAP measure for this because we are not able to reliably predict the impact of specified items beyond the next twelve months. As a result, the reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is not available without unreasonable effort. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results.

Website Information

We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, the company’s ability to execute successfully its strategic plans, including its business development strategy generally and in relation to its ability to realize the projected benefits of the company’s acquisition of Celgene, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products and the impact, and result of governmental investigations. No forward-looking statement can be guaranteed, including that the company’s future clinical studies will support the data described in this release, product candidates will receive necessary clinical and manufacturing regulatory approvals, pipeline products will prove to be commercially successful, clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes or contractual milestones will be achieved.

Such forward-looking statements are based on historical performance and current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to, risks relating to our integrating the Celgene business and operations, including human capital management, portfolio rationalization, finance and accounting systems, sales operations and product distribution, pricing systems and methodologies, expected cost saving and avoidance from synergies, and other integration-related activities; challenges inherent in new product development, including obtaining and maintaining regulatory approval; pricing controls and pressures (including changes in rules and practices of managed care organizations and institutional and governmental purchasers); the impact of any U.S. healthcare reform and legislation or regulatory action in the U.S. and markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; competitive developments affecting current products; difficulties and delays in product introduction and commercialization; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the risk of certain novel approaches to disease treatment (such as CAR T therapy); industry competition from other manufacturers; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions; changes in tax law and regulations; any decline in our future royalty streams; any significant issues that may arise related to the company’s joint ventures and other third-party business arrangements; the company’s ability to execute its financial, strategic and operational plans or initiatives and to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; the ability to attract and retain key personnel; the company’s ability to effectively manage acquisitions, divestitures, alliances and other portfolio actions and to successfully realize the expected benefits of such transactions; difficulties or delays in manufacturing, distribution or sale of products, including without limitation, interruptions caused by damage to the company’s and the company’s suppliers’ manufacturing sites; regulatory decisions impacting labeling, manufacturing processes and/or other matters; the impact on the company’s competitive position from counterfeit or unregistered versions of its products or stolen products; the impact of our significant additional indebtedness that we incurred in connection with the financing of the acquisition on our ability to operate the combined company; the adverse impact of cyber-attacks on the company’s information systems or products, including unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; political and financial instability of international economies and sovereign risk; and issuance of new or revised accounting standards.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED DECEMBER 31, 2019 AND 2018
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(c)
	2019(b)	2018	% Change	2019(b)	2018	% Change
Prioritized Brands
Revlimid	$1,299	$—	N/A	$899	$—	N/A
Eliquis	2,034	1,705	19%	1,156	979	18%
Opdivo	1,763	1,804	(2)%	1,020	1,136	(10)%
Orencia	792	731	8%	577	515	12%
Pomalyst/Imnovid	322	—	N/A	226	—	N/A
Sprycel	549	536	2%	319	300	6%
Yervoy	385	384	—	254	273	(7)%
Abraxane	166	—	N/A	122	—	N/A
Empliciti	94	69	36%	63	45	40%
Inrebic	5	—	N/A	5	—	N/A

Established Brands
Baraclude	122	165	(26)%	4	7	(43)%
Vidaza	58	—	N/A	1	—	N/A
Other Brands(a)	356	579	(39)%	108	88	23%

Total	$7,945	$5,973	33%	$4,754	$3,343	42%

(a)
Includes Sustiva, Reyataz, Daklinza and all other BMS and Celgene products acquired as part of the Celgene acquisition that have lost exclusivity in major markets, over-the-counter (OTC) brands and royalty revenue. Other Brands includes $37 million worldwide revenues and $27 million U.S. revenues relating to Celgene products from November 20, 2019 through December 31, 2019.

(b)	Includes Celgene product revenues from November 20, 2019 through December 31, 2019.

(c)	Includes United States and Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2019 AND 2018
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(c)
	2019(b)	2018	% Change	2019(b)	2018	% Change
Prioritized Brands
Revlimid	$1,299	$—	N/A	$899	$—	N/A
Eliquis	7,929	6,438	23%	4,755	3,760	26%
Opdivo	7,204	6,735	7%	4,344	4,239	2%
Orencia	2,977	2,710	10%	2,146	1,875	14%
Pomalyst/Imnovid	322	—	N/A	226	—	N/A
Sprycel	2,110	2,000	6%	1,191	1,091	9%
Yervoy	1,489	1,330	12%	1,004	941	7%
Abraxane	166	—	N/A	122	—	N/A
Empliciti	357	247	45%	246	164	50%
Inrebic	5	—	N/A	5	—	N/A

Established Brands
Baraclude	555	744	(25)%	20	32	(38)%
Vidaza	58	—	N/A	1	—	N/A
Other Brands(a)	1,674	2,357	(29)%	383	484	(21)%

Total	$26,145	$22,561	16%	$15,342	$12,586	22%

(a)
Includes Sustiva, Reyataz, Daklinza and all other BMS and Celgene products acquired as part of the Celgene acquisition that have lost exclusivity in major markets, over-the-counter (OTC) brands and royalty revenue. Other Brands includes $37 million worldwide revenues and $27 million U.S. revenues relating to Celgene products from November 20, 2019 through December 31, 2019.

(b)	Includes Celgene product revenues from November 20, 2019 through December 31, 2019.

(c)	Includes United States and Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2019 AND 2018
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019(b)	2018	2019(b)	2018
Net product sales	$7,662	$5,715	$25,174	$21,581
Alliance and other revenues	283	258	971	980
Total Revenues	7,945	5,973	26,145	22,561

Cost of products sold(a)	2,492	1,670	8,078	6,467
Marketing, selling and administrative	1,734	1,336	4,871	4,551
Research and development	2,097	1,376	6,148	6,332
Amortization of acquired intangible assets	1,062	25	1,135	97
Other (income)/expense, net	689	61	938	(854)
Total Expenses	8,074	4,468	21,170	16,593

Earnings/(Loss) Before Income Taxes	(129)	1,505	4,975	5,968
Provision for Income Taxes	931	347	1,515	1,021

Net Earnings/(Loss)	(1,060)	1,158	3,460	4,947
Noncontrolling Interest	(4)	(2)	21	27
Net Earnings/(Loss) Attributable to BMS	$(1,056)	$1,160	$3,439	$4,920

Weighted-Average Common Shares Outstanding:
Basic	1,918	1,632	1,705	1,633
Diluted	1,918	1,637	1,712	1,637

Earnings/(Loss) per Common Share:
Basic	$(0.55)	$0.71	$2.02	$3.01
Diluted	(0.55)	0.71	2.01	3.01

Other (income)/expense, net
Interest expense	$279	$48	$656	$183
Pension and postretirement	(8)	13	1,599	(27)
Royalties and licensing income	(393)	(295)	(1,360)	(1,353)
Divestiture (gains)/losses	3	—	(1,168)	(178)
Acquisition expenses	182	—	657	—
Contingent value right	523	—	523	—
Investment income	(116)	(55)	(464)	(173)
Integration expenses	191	—	415	—
Provision for restructuring	269	29	301	131
Equity investment (gains)/losses	(294)	268	(279)	512
Litigation and other settlements	77	66	77	76
Transition and other service fees	(26)	(7)	(37)	(12)
Intangible asset impairment	—	—	15	64
Equity in net income of affiliates	4	(20)	4	(93)
Other	(2)	14	(1)	16
Other (income)/expense, net	$689	$61	$938	$(854)

(a)	Excludes amortization of acquired intangible assets.

(b)	Includes Celgene results of operations from November 20, 2019 through December 31, 2019.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2019 AND 2018
(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019(a)	2018	2019(a)	2018
Impairment charges	$8	$7	$126	$17
Inventory purchase price accounting adjustments	660	—	660	—
Employee compensation charges	1	—	1	—
Site exit and other costs	16	11	71	41
Cost of products sold	685	18	858	58

Employee compensation charges	27	—	27	—
Site exit and other costs	8	1	9	2
Marketing, selling and administrative	35	1	36	2

License and asset acquisition charges	—	—	25	1,135
IPRD impairments	—	—	32	—
Employee compensation charges	33	—	33	—
Site exit and other costs	109	22	167	79
Research and development	142	22	257	1,214

Amortization of acquired intangible assets	1,062	—	1,062	—

Interest expense	73	—	322	—
Pension and postretirement	(3)	26	1,635	121
Royalties and licensing income	(15)	—	(24)	(75)
Divestiture (gains)/losses	3	(1)	(1,168)	(177)
Acquisition expenses	182	—	657	—
Contingent value right	523	—	523	—
Investment income	(44)	—	(197)	—
Integration expenses	191	—	415	—
Provision for restructuring	269	29	301	131
Equity investment (gains)/losses	(294)	268	(279)	512
Litigation and other settlements	75	70	75	70
Intangible asset impairment	—	—	—	64
Other	2	—	2	—
Other (income)/expense, net	962	392	2,262	646

Increase to pretax income	2,886	433	4,475	1,920

Income taxes on items above	(264)	(43)	(687)	(268)
Income taxes attributed to Otezla® divestiture	808	—	808	—
Income taxes attributed to U.S. tax reform	—	(7)	—	(56)
Income taxes	544	(50)	121	(324)

Increase to net earnings	$3,430	$383	$4,596	$1,596

(a)	Includes Celgene results of operations from November 20, 2019 through December 31, 2019.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2019 AND 2018
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31, 2019			Twelve Months Ended December 31, 2019
	GAAP(a)	Specified Items(a)(b)	Non-GAAP(a)	GAAP(a)	Specified Items(a)(b)	Non-GAAP(a)
Gross Profit	$5,453	$685	$6,138	$18,067	$858	$18,925
Marketing, selling and administrative	1,734	(35)	1,699	4,871	(36)	4,835
Research and development	2,097	(142)	1,955	6,148	(257)	5,891
Amortization of acquired intangible assets	1,062	(1,062)	—	1,135	(1,062)	73
Other (income)/expense, net	689	(962)	(273)	938	(2,262)	(1,324)
Earnings/(Loss) Before Income Taxes	(129)	2,886	2,757	4,975	4,475	9,450
Provision for Income Taxes	931	(544)	387	1,515	(121)	1,394
Noncontrolling interest	(4)	—	(4)	21	—	21

Net Earnings/(Loss) Attributable to BMS used for Diluted EPS Calculation	$(1,056)	$3,430	$2,374	$3,439	$4,596	$8,035

Weighted-Average Common Shares Outstanding - Diluted	1,918	1,941	1,941	1,712	1,712	1,712
Diluted Earnings/(Loss) Per Share	$(0.55)	$1.77	$1.22	$2.01	$2.68	$4.69

Effective Tax Rate	(721.7)%	735.7%	14.0%	30.5%	(15.7)%	14.8%

	Three Months Ended December 31, 2018			Twelve Months Ended December 31, 2018
	GAAP	Specified Items(b)	Non-GAAP	GAAP	Specified Items(b)	Non-GAAP
Gross Profit	$4,303	$18	$4,321	$16,094	$58	$16,152
Marketing, selling and administrative	1,336	(1)	1,335	4,551	(2)	4,549
Research and development	1,376	(22)	1,354	6,332	(1,214)	5,118
Amortization of acquired intangible assets	25	—	25	97	—	97
Other (income)/expense, net	61	(392)	(331)	(854)	(646)	(1,500)
Earnings Before Income Taxes	1,505	433	1,938	5,968	1,920	7,888
Provision for Income Taxes	347	50	397	1,021	324	1,345
Noncontrolling interest	(2)	—	(2)	27	—	27

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,160	$383	$1,543	$4,920	$1,596	$6,516

Weighted-Average Common Shares Outstanding - Diluted	1,637	1,637	1,637	1,637	1,637	1,637
Diluted Earnings Per Share	$0.71	$0.23	$0.94	$3.01	$0.97	$3.98

Effective Tax Rate	23.1%	(2.6)%	20.5%	17.1%	—	17.1%

(a)	Includes Celgene results of operations from November 20, 2019 through December 31, 2019.

(b)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET (DEBT)/CASH CALCULATION
AS OF DECEMBER 31, 2019 AND DECEMBER 31, 2018
(Unaudited, dollars in millions)

	December 31, 2019(a)	December 31, 2018
Cash and cash equivalents	$12,346	$6,911
Marketable debt securities - current	3,047	1,848
Marketable debt securities - non-current	767	1,775
Cash, cash equivalents and marketable debt securities	16,160	10,534
Short-term debt obligations	(3,346)	(1,703)
Long-term debt	(43,387)	(5,646)
Net (debt)/cash position	$(30,573)	$3,185

(a)	Includes Celgene balances as of December 31, 2019.

Prior period amounts were conformed to current period presentation.